Filed pursuant to Rule 424(b)(3)
Registration No. 333-139499
Prospectus Supplement No. 3
(To Prospectus dated January 15, 2008)
4,280,714
SHARES
WILLBROS GROUP, INC.
COMMON STOCK
     This prospectus supplement relates to the resale by the holders of shares of common stock and common stock underlying warrants sold in a private placement on October 27, 2006.
     This prospectus supplement No. 3 supplements and amends the prospectus dated January 15, 2008, as supplemented and amended by that certain prospectus supplement No. 1 dated March 6, 2008 and that certain prospectus supplement No. 2 dated December 9, 2008 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     The information in the table appearing under the heading “Selling Stockholders” in the Prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling stockholder listed below on January 29, 2009. To the extent any selling stockholder identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act of 1933, as amended.

Maximum
		Number of	Number of	Percentage
	Number of	Shares to be	Shares	Beneficially
	Shares	Sold Pursuant	Owned	Owned
	Owned Prior	to this	After	After
Name of Selling Stockholder	to Offering	Prospectus(1)	Offering(2)	Offering(2)
UBS O’Connor LLC fbo O’Connor Global Multi-Strategy Alpha Master Limited (3)	12,786	12,786	0	*

*	Less than 1%

(1)	Represents the maximum number of shares of common stock issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the warrants at the initial exercise price of $19.03 per share. The amounts shown in this column may include shares sold prior to the date of this prospectus supplement.

(2)	Assumes that each selling stockholder sells all shares of common stock being registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any shares of our common stock, and each selling stockholder may decide to sell only a portion or none of its shares of our common stock that are registered under this registration statement.

(3)	The selling stockholder is a fund which cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all of the investment/voting decisions. The Investment Manager is a wholly owned subsidiary of UBS AG which is listed and traded on the NYSE.
     There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 4 of the Prospectus, as the same may be updated in prospectus supplements or in our periodic reports that we file with the SEC from time to time.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 29, 2009.

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